Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170802

NORTHSTAR HEALTHCARE INCOME, INC.
SUPPLEMENT NO. 4 DATED JUNE 16, 2014
TO THE PROSPECTUS DATED APRIL 29, 2014

This Supplement No. 4 supplements, and should be read in conjunction with, our prospectus dated April 29, 2014, as supplemented by Supplement No. 1 dated May 13, 2014, Supplement No. 2 dated May 15, 2014 and Supplement No. 3 dated May 27, 2014. The purpose of this Supplement No. 4 is to disclose:

•	the status of our initial public offering;

•	the reelection of our directors; and

•	our current form of subscription agreement.
Status of Our Initial Public Offering
We commenced our initial public offering of $1.1 billion in shares of common stock on August 7, 2012, of which up to $1.0 billion in shares are being offered pursuant to our primary offering and up to $100 million in shares are being offered pursuant to our distribution reinvestment plan, or DRP. We refer to our primary offering and our DRP collectively as our offering.
As of June 13, 2014, we received and accepted subscriptions in our offering for 31.4 million shares, or $313.1 million, including 0.2 million shares, or $2.2 million, sold to an affiliate of NorthStar Realty Finance Corp., or our sponsor. As of June 13, 2014, 79.1 million shares remained available for sale pursuant to our offering. Our primary offering is expected to terminate on August 7, 2015, unless extended by our board of directors as permitted under applicable law and regulations.
Reelection of Directors
At our 2014 annual meeting of stockholders held on June 12, 2014, all directors nominated by our board of directors were reelected to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified.
The voting results for each of the four persons nominated were as follows:

Nominees	Votes For	Votes Withheld

Daniel R. Gilbert	10,992,750	568,018
Daniel J. Altobello	10,991,103	569,665
Gregory A. Samay	10,994,693	566,075
Jack F. Smith, Jr.	10,994,007	566,761

Subscription Agreement

Our current form of subscription agreement is attached to this Supplement as Exhibit A. This form supersedes and replaces the form included in the prospectus.

Exhibit A

APPENDIX B
FORM OF SUBSCRIPTION AGREEMENT

NorthStar
HEALTHCARE INCOME

877.940.8777
NorthStarREIT.com/Healthcare

Subscription Agreement Instructions to Investors

PROSPECTUS DATED APRIL 29, 2014

Please carefully read the Prospectus of NorthStar Healthcare Income, Inc. (the "Company"), as supplemented to date, before deciding to subscribe in shares of common stock par value of $0.01 per share, of the Company (the "Shares"). Any person(s) desiring to subscribe should complete, execute and deliver the Subscription Agreement and payment in accordance with the instructions set forth below. Please print in ballpoint pen or type the information. **The sponsor or person designated by the sponsor will send each stockholder a confirmation of his or her purchase after they have been admitted as a stockholder.**

1. Investment	A minimum investment of $4,000 is required. A check for the full purchase price of the shares subscribed for should be made payable to "NorthStar Healthcare Income, Inc." or "NorthStar Healthcare". Shares may be purchased only by persons meeting standards set forth under the Section of the Prospectus entitled "Suitability Standards". Please indicate the state in which the sale was made. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the "Additional Purchase" box. The "Additional Purchase" box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial investment.
2. Form of Ownership	Please check the appropriate box to indicate the type of entity or type of individuals subscribing. • Corporation: An authorized officer must sign. • Partnership: Identify whether the entity is a general or limited partnership. Each general partner must be identified and must sign. In the case of an investment by a general partnership, all partners must sign. • Estate: The personal representative must sign. • Pension Plan, 401K, PSP and Trust: Each trustee must sign. • Individual Owner: Owner must sign. • Joint Tenant With Rights of Survivorship: Each joint tenant must sign. • Community Property: All parties must sign. • IRAs and KEOGHs: The owner and officer (or other authorized signer) of the custodian of the account must sign. The address of the custodian must be provided to receive checks and other pertinent information regarding the investment. • Tenants in Common and Tenants by Entirety: Each tenant must sign. • Uniform Gift To Minors Act (UGMA) or Uniform Transfers To Minors Act (UTMA): The person named as the custodian of the account must sign. (This may or may not be the minor's parent.) Only one child is permitted in each investment under UGMA or UTMA. In addition, designate the state under which the UGMA or UTMA has been formed.

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3. Investor Registration Information	Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship, tenants-in-common or tenants-by-entirety, include the names of both investors. In the case of partnerships or corporations, include the name of an authorized officer. Trusts should include the name of each trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 6, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the residential address, mailing address, if applicable, and telephone number(s) of the registered owner(s) of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.
4. Distribution Information	By electing to participate in the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 3 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.
5. Go Paperless	Please indicate if you authorize the Company to provide its reports and updates to you by making such information available on its website, www.northstarREIT.com/Healthcare and notifying you via the e-mail address listed here or in Section 3 when such reports are available. I understand that I may receive paper documents at any time by calling 877.940.8777.
6. Subscriber Signatures	Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor's behalf. Please complete this Section so that the Company and your Broker-Dealer can assess whether your subscription is suitable given your financial condition. **If, at any time there is a material change in the investor's financial condition, including the failure to meet the minimum income and net worth standards imposed by his or her state of residence and as set forth in the Prospectus and the Subscription Agreement relating to such investment, the Company requests that such Participant promptly notify the Company and the broker-dealer named in the Subscription Agreement in writing. This request in no way shifts the responsibility of the Company's sponsor, and broker-dealers and registered investment advisors recommending the purchase of shares in this offering, to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the investor.**
7. Broker-Dealer/Registered Representative/Registered Investment Advisor Information	This Section is to be completed by the registered representative or registered investment advisor AND the Broker-Dealer.
8. Payment Instructions	Payment may be made by check or wire transfer. The signed subscription agreement, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your Broker-Dealer or authorized principal for their signature. Completed subscription agreement can then be mailed via Regular or Overnight Delivery to the address in Section 8.

Notice to Stockholders: The shares of common stock of the Company are subject to restrictions on transfer and ownership for the purpose, among others, of the Company's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. In addition, the Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to: (i) certain restrictions on ownership and transferability; and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

HC-INST_03.2014

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3912

NorthStar HEALTHCARE INCOME

877.940.8777
NorthStarREIT.com/Healthcare

Subscription Agreement

1. Investment **Make checks payable to NorthStar Healthcare Income, Inc.**

☐☐ State of Sale

$ ________ Investment Amount

☐ Initial Investment (min. is $4,000)

☐ Volume Discount Purchase (min. is $500,001)

☐ Additional Purchase (min. is $100)

☐ Check this box if investor is purchasing through an RIA or participating in a wrap account or fee-only account approved by the broker-dealer, RIA or bank acting as a trustee, fiduciary, or similar entity, or an employee of a broker-dealer (including spouse, parent or minor child of employee).

2. Form of Ownership

☐ Corporation ☐ Partnership ☐ Estate ☐ Pension Plan ☐ KEOGH Plan

☐ 401K ☐ PSP ☐ Trust: date__________ ☐ Other: please specify________________________

If you selected one of the account types above, you must provide:

Name of Trust/Corporation/Plan/Other

SSN or TIN of Trust/Corporation/Plan/Other

☐ Individual ☐ Individual TOD[1] ☐ Joint Tenant (with rights of survivorship) ☐ Joint Tenant TOD[1] (with rights of survivorship) ☐ Community Property

☐ Traditional IRA ☐ SEP IRA ☐ Simple IRA ☐ Beneficiary IRA[2] ☐ Roth IRA

☐ Tenants in Common ☐ Tenants by Entirety ☐ UGMA: state of_______ ☐ UTMA: state of_______

1) Fill out Transfer on Death form to effect designation. Transfer on Death form available on www.northstarREIT.com/Healthcare.
2) Please include deceased person's name, SSN, date of birth and date of death in Section 3 under Co-Investor/Co-Trustee.

Custodian[3] or Third Party Administrator Information[4] (if applicable)

Name of Custodian/Third Party Administrator

Mailing Address

City

State

Zip Code

Custodian/Third Party Administrator Telephone Number

Custodian TIN

Custodian Account Number

3) The Custodian must sign and provide a Medallion Signature Guarantee in Section 6.
4) The Third Party Administrator will be set up as an Interested Party and will receive copies of Trade Confirmations and Statements.

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3. Investor Registration Information

Investor/Trustee/Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

☐ Non U.S. Citizen

Country of Citizenship

Co-Investor/Co-Trustee/Co-Authorized Signer

SSN/TIN

DOB (mm/dd/yy)

DOD (mm/dd/yy for Beneficiary IRA)

☐ Non U.S. Citizen

Country of Citizenship

Daytime Telephone

Evening Telephone

Residential Address (no P.O. Boxes)

City

State

Zip Code

Mailing Address (if different from above)

City

State

Zip Code

Email

4. Distribution Information

☐ DRP Distribution Reinvestment Plan*

* In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in Section 3 above or your Custodian for deposit in your Custodian account cited in Section 2.

☐ Cash: Send check to my Custodian in Section 2.
(custodian accounts only)

☐ Cash: Send check to the address in Section 3.
(non-custodian accounts only)

☐ Cash: Send check to a third party - **fill out information to the right**.
(non-custodian accounts only)

☐ Direct Deposit via ACH - **fill out information to the right**.
(non-custodian accounts only)

Fill out information below If you checked **Cash: Send check to a third party** or **Direct Deposit via ACH**.

Financial Institution/Third Party

Address

City

State

Zip Code

ABA Routing Number

Account Number

☐ Checking ☐ Savings
(attach a voided, pre-printed check or deposit slip)

☐ Brokerage/Other
(send check to a third party only)

5. Go Paperless

initials

E-mail

☐ In lieu of receiving documents*, I authorize NorthStar Healthcare Income, Inc. (NorthStar Healthcare) to make available on its website, www.northstarREIT.com/Healthcare, its **quarterly reports**, **annual reports**, **proxy statements**, **prospectus supplements** or other documents required to be delivered to me, as well as any **investment or marketing updates** and to notify me via the e-mail address listed here or in Section 3 above when such reports are available. I understand that I may receive paper documents at any time by calling 877.940.8777.

*** This election does not include New Account Statements, Trade Confirmations or Quarterly Investor Statements.**

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6. Subscriber Signatures

Please initial each of the representations below. In the case of joint investors or fiduciaries, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representation on your behalf. In order to induce NorthStar Healthcare to accept this subscription, I hereby warrant that:

INVESTOR INITIALS	CO-INVESTOR INITIALS	ALL REPRESENTATIONS (A-F) MUST BE INITIALED
a.		a. I received a final prospectus of NorthStar Healthcare, wherein the terms and conditions of the offering are described, 5 business days in advance of the date hereof.
b.		b. I certify that I have (i) a net worth (total assets minus total liabilities, exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a minimum net worth (as previously described) of at least $70,000 AND a minimum of $70,000 annual gross income.
c.		c. I have accepted the terms and conditions of NorthStar Healthcare's charter.
d.		d. I am purchasing shares for my own account and acknowledge that the investment is not liquid.
e.		e. I declare that the information supplied is true and correct and may be relied upon by NorthStar Healthcare.
f.		f. I acknowledge that I will not be admitted as a stockholder until my investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures as well as payment of the full purchase price of the Shares.

INVESTOR INITIALS	CO-INVESTOR INITIALS	STATE WHERE YOU RESIDE REPRESENTATION MUST BE INITIALED
g.		g. If I am an **Alabama** investor, I meet NorthStar Healthcare's suitability standards listed above and represent that I have a liquid net worth of at least 10 times my investment in NorthStar Healthcare and other similar programs before investing in NorthStar Healthcare.
h.		h. If I am a **California** investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of at least $150,000 and my total investment in this offering may not exceed 10% of my net worth.
i.		i. If I am an **Iowa** investor, I have a net worth of at least $350,000 or, in the alternative, a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000, and my total investment in NorthStar Healthcare cannot exceed 10% of my liquid net worth.
j.		j. If I am a **Kansas** investor, I understand that it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.
k.		k. If I am a **Kentucky** investor, I may not invest, in the aggregate, more than 10% of my net worth in this offering.
l.		l. If I am a **Maine** investor, I understand that is it recommended by the Maine Office of Securities that Maine investors not invest, in the aggregate, more than 10% of their liquid net worth in this offering and similar offerings.
m.		m. If I am a **Massachusetts** investor, I may not invest more that 10% of my liquid net worth in NorthStar Healthcare and other non-traded REITs or other non-traded direct participation programs.
n.		n. If I am a **Nebraska** investor, I have a net worth of at least $100,000 and an annual income of at least $70,000 or, in the alternative, a minimum net worth of at least $350,000, and my total investment in NorthStar Healthcare may not exceed 10% of my net worth.
o.		o. If I am a **New Jersey** investor, I have a net worth of at least $350,000 or, in the alternative, an annual gross income of at least $70,000 and a net worth of $150,000, and my aggregate investment in this offering and other similar offerings may not exceed 10% of my liquid net worth.
p.		p. If I am a **New Mexico** investor, in addition to the suitability requirements listed above, I may not invest, in the aggregate, more than 10% of my liquid net worth in NorthStar Healthcare, its affiliates or other non-traded REITs.
q.		q. If I am a **North Dakota** investor, I meet NorthStar Healthcare's suitability standards listed above and represent that I have a net worth of at least 10 times my investment in this offering.
r.		r. If I am an **Ohio** investor, I may not invest, in the aggregate, more than 10% of my liquid net worth in NorthStar Healthcare, its affiliates or other non-traded REITs.
s.		s. If I am an **Oregon** investor, I may not invest, in the aggregate, more than 10% of my net worth in NorthStar Healthcare.
t.		t. If I am a **Pennsylvania** investor, I may not invest more than 10% of my net worth in NorthStar Healthcare.
u.		u. If I am a **Tennessee** investor, I must not invest more than 10% of my liquid net worth in this offering.
		Net worth should be calculated exclusive of homes, furnishings and automobiles. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

Taxpayer Identification Number Certification **(required)**:

Each investor signing below, under penalties of perjury, certifies that: (1) The number shown in the Investor Social Security Number(s)/Taxpayer Identification Number field in Section 3 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a resident alien). **NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.**

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Signature of Investor/Trustee/Authorized Signer — Date

Signature of Co-Investor/Co-Trustee/Co-Authorized Signer/Custodian — Date

When signing as a custodian, a Medallion Signature Guarantee is required.

Medallion Signature Guarantee

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7. Broker-Dealer/Registered Representative/Registered Investment Advisor Information (All fields must be complete)

The Registered Representative (RR) or Registered Investment Advisor (RIA) must sign below to complete the order. An authorized principal of the broker-dealer or RIA firm must sign below if required by such broker-dealer or RIA firm. The RR or RIA and BD hereby warrants that it is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence, or the state in which the sale was made, if different.

Broker-Dealer/RIA Firm

Registered Representative/RIA

Registered Representative #/Branch #

Mailing Address

City

State

Zip Code

E-mail

Telephone

Facsimile

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the RR/RIA and the Broker-Dealer/RIA Firm are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the RR/RIA and the Broker-Dealer/RIA Firm have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. The undersigned registered representative further represents and certifies in connection with this subscription for shares, that he or she has complied with and has followed all of his or her firm's current policies and procedures for obtaining principal approval. I understand this subscription agreement is for NorthStar Healthcare Income, Inc.

RIAs must complete the following:

☐ **Check only if** investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or "wrap" fee feature for advisory and related brokerage services. If an owner or any member of the RIA firm is a FINRA-licensed Registered Representative affiliated with a broker-dealer, the transaction should be conducted through that broker-dealer, not through the RIA.

Registered Representatives must complete the following:

I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed.

State

Signature of Registered Representative/RIA

Signature of Broker-Dealer or RIA Firm/Authorized Principal
(if required by Broker-Dealer)

Date

Date

8. Payment Instructions

By mail - Checks should be made payable to **NorthStar Healthcare Income, Inc.** Forward the Subscription Agreement and payment to:

Regular mail
NorthStar Healthcare
c/o DST Systems, Inc.
P.O. Box 219923
Kansas City, MO 64121-9923

Express/Overnight delivery
NorthStar Healthcare
c/o DST Systems, Inc.
430 West 7th Street
Kansas City, MO 64105-1407

Wire transfers - Please reference subscriber's name.

UMB Bank, N.A.
ABA Routing Number - 101000695
Account Number - 9871879666
Reference - NorthStar Heatlhcare Income, Inc.

HC-SUBDOC_03.2014

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